SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                   FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  January 25,1998



                          COMPAQ COMPUTER CORPORATION
            (Exact Name of Registrant as Specified in Charter)



          DELAWARE                       1-9026                76-0011617
(State or Other Jurisdiction    (Commission File Number)     (IRS Employer
      of Incorporation)                                    Identification No.)



                    20555 SH 249, HOUSTON, TEXAS 77070-2698
                    (Address of Principal Executive Offices)


                               (281) 370-0670
              (Registrant's telephone number, including area code)

Item 5.    Other Events.

      On January 25, 1998, Compaq Computer Corporation, a Delaware corporation ("Compaq") and Digital Equipment Corporation, a Massachusetts corporation ("Digital"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, a newly formed wholly-owned subsidiary of Compaq will be merged with and into Digital, with Digital to be the surviving corporation of such merger (the "Merger"), and as a result of the Merger, Digital will become a wholly owned subsidiary of Compaq. At the Effective Time (as defined in the Merger Agreement) of the Merger, (x) each issued and outstanding share of common stock, par value $1.00 per share (the "Digital Common Stock"), of Digital (other than shares held by Compaq, any subsidiary of Compaq or dissenting stockholders of Digital) will be converted into the right to receive (i) 0.945 shares of common stock, par value $0.01 per share, of Compaq and (ii) $30.00 cash, and (y) each issued and outstanding share of Series A 8-7/8% Cumulative Preferred Stock, par value $1.00 per share (the "Digital Preferred Stock") of Digital (other than shares held by Compaq, any subsidiary of Compaq or dissenting stockholders of Digital) will, subject to the following sentence, be converted (the "Preferred Stock Conversion") into the right to receive one share of Series A Cumulative Preferred Stock of Compaq, which shall have the same rights, privileges and preferences with respect to Compaq as the Digital Preferred Stock has with respect to Digital, and shall have the same terms as those contained in Digital's Articles of Organization as currently in effect, except that the issuer shall be Compaq and the par value shall be $0.01 per share. In the event that the approval of the holders of Digital Preferred Stock to the Preferred Stock Conversion is not obtained, the Digital Preferred Stock shall remain issued and outstanding after the Merger as Digital Preferred Stock.

     A press release announcing the entering into of the Merger Agreement was issued on January 26, 1998 and is attached hereto as Exhibit 99.

Item 7.    Exhibit - Index

     Exhibit 99 -- News Release dated January 26, 1998.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




January 27, 1998                   COMPAQ COMPUTER CORPORATION



                                      /s/ Linda S. Auwers
                                   _______________________________
                                   Linda S. Auwers
                                   Vice President and Associate
                                   General Counsel